Exhibit 99.1

World Fuel Services Corporation to Present at BB&T Capital Markets Transportation Conference

MIAMI--(BUSINESS WIRE)--February 10, 2011--World Fuel Services Corporation (NYSE: INT) announced that Paul H. Stebbins, World Fuel’s chairman and chief executive officer and Ira M. Birns, executive vice president and chief financial officer, will present at the 26th Annual BB&T Capital Markets Transportation Services Conference at The Biltmore Hotel in Coral Gables, Florida on February 17, 2011 at 1:15PM Eastern Time.

The presentation will be available via webcast. To access the live webcast, visit http://ir.wfscorp.com, where you can also view additional investor information. The webcast will remain available for two weeks following the presentation date.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a leading global fuel logistics company, principally engaged in the marketing, sale and distribution of marine, aviation and land fuel products and related services on a worldwide basis. World Fuel Services sells fuel and delivers services to its clients at more than 6,000 locations in 200 countries, including airports, seaports, tanker truck loading terminals and other customer storage locations. With 47 strategically located global offices, World Fuel Services offers its clients a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company's global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services' marine customers include international container and tanker fleets, cruise lines and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and private aircraft, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call 305-428-8000 or visit www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns, 305-428-8000
Executive Vice President & Chief Financial Officer
or
Francis X. Shea, 305-428-8000
Executive Vice President & Chief Risk and Administrative Officer